EXHIBIT 99.1

[THE DIXIE GROUP LOGO]

CONTACT	Gary A. Harmon
Chief Financial Officer
(706) 625-7990
gary.harmon@dixiegroup.com

THE DIXIE GROUP EXECUTES DEFINITIVE AGREEMENT

TO SELL CERTAIN ASSETS

CHATTANOOGA, Tenn. (September 4, 2003) — The Dixie Group, Inc. (Nasdaq/NM:DXYN) today announced that it has executed a definitive agreement to sell certain of its assets that support its factory-built housing, needlebond and carpet recycling businesses to Shaw Industries Group, Inc. Together these businesses generated sales of approximately $255 million during the last 12 months. The proceeds from the transaction are expected to be approximately $180 million and will be used to reduce the Company’s debt. The sale is anticipated to be completed when the waiting period under the Hart-Scott-Rodino Act has expired, which could be as early as the end of September 2003. While specific terms of the agreement were not disclosed, Dixie said closing was subject to normal contractual contingencies.

Daniel K. Frierson, chairman and chief executive officer of The Dixie Group, commented, “The sale of these assets will allow us to substantially reduce our debt and fund growth of our tufted residential business through our Dixie Home brands and products and our high-end residential and commercial business through our Masland and Fabrica brands. The assets being sold include our yarn, tufting, dyeing, finishing, needlebond, distribution and logistics facilities located in Calhoun, Georgia, our needlebond facility located in Dalton, Georgia, and our carpet recycling facility located in Lafayette, Georgia. Approximately 1,100 associates are employed in the facilities being sold.”

The Dixie Group (www.thedixiegroup.com) is a leading carpet and rug manufacturer and supplier to higher-end residential and commercial customers serviced by Fabrica International, Masland Carpets and products under the Dixie Home name, to consumers through major retailers under the Bretlin, Globaltex and Metro Mills brands, and to the factory-built housing and recreational vehicle markets through Carriage Carpets. Dixie’s Candlewick Yarns serves specialty carpet yarn customers.

Statements in this news release, which relate to the future, are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced in each of the Company’s business segments. Other factors that could affect the Company’s results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, and general economic and competitive conditions related to the Company’s business. Issues related to the availability and price of energy may adversely affect the Company’s operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

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